Exhibit 99.2

Contact:

Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS UPDATES FIRST QUARTER 2005 FINANCIAL GUIDANCE

LOS ALTOS, Calif. – MARCH 21, 2005 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies, today announced that it expects revenue to be approximately $37 and $38 million and total spending, which includes cost of services and direct expenses, to be between $33 and $36 million for the first quarter of 2005. The guidance given in January 2005 was for revenue to be in the range of $38 to $42 million and total spending to be in the range of $30 to $34 million. The increased range in total spending is driven by higher than expected litigation costs. In addition, the company expects that net interest and other income will now be in the range of $2.1 and $2.3 million.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interface. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, Calif., with regional offices in Chapel Hill, North Carolina, Bangalore, India, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements relating to changes in financial guidance regarding revenues and total spending for the first quarter of 2005, and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, sources, amounts and concentration of revenue; product development; improvements in technology; engineering, marketing and general and administration expenses; research and development expenses; success in the market of our or our licensees’ products; success in renewing license agreements; sources of competition; outcome and effect of current and potential future litigation; protection of intellectual property; international licenses and operations, including our new design facility in Bangalore, India; status of our leveraged position; likelihood of paying dividends; cash and cash equivalents position; lease commitments; adoption of accounting pronouncements; terms of our licenses; trading price of our common stock; operating results; realization of deferred tax assets; accounting estimates and procedures; valuation allowance for deferred tax assets; amortization of intangible assets; and other risks and uncertainties contained in our public announcements, reports to stockholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, all quarterly reports on Form 10-Q for the following fiscal quarters and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.